UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 15, 2014

KINDRED BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36225	46-1160142
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1555 Bayshore Highway, Suite 200, Burlingame, California 94010
(Address of principal executive offices) (Zip Code)

(650) 701-7901
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced in a press release dated August 13, 2014 that Kindred Biosciences, Inc. (“Kindred”) attached as an exhibit to its Current Report on Form 8-K that was furnished to the Securities and Exchange Commission on August 13, 2014, Kevin Schultz, D.V.M., Ph.D., advised Kindred of his intention to retire from his position as Kindred’s Chief Scientific Officer and Head of Research and Development. Dr. Schultz retired from his position effective August 15, 2014.
Kindred and Dr. Schultz have entered into a Consulting Agreement dated as of August 15, 2014 pursuant to which Dr Schultz has agreed to provide consulting services to Kindred relating to advice on the research and development of veterinary therapeutics. Kindred will compensate Dr. Schultz at the rate of $10,000 per month (the “Base Rate”) for up to 40 hours of services per month and $250 per hour for services beyond 40 hours in a given month during the first 12 months of the agreement. After the first 12 months of the agreement, Kindred will compensate Dr. Schultz at the rate of $250 per hour of services without application of the Base Rate. The agreement also provides that the maximum number of hours of services per month will not exceed 80 hours and that the maximum amount to be paid by Kindred during the term of the agreement will not exceed $200,000 in any calendar year. The initial term of the agreement is 12 months, with the term of the agreement to automatically renew for successive 12-month terms unless either party elects to terminate the agreement.
Item 8.01    Other Events.
On August 20, 2014, Kindred issued a press release announcing top-line results from its pivotal field study (KB010) of CereKin, an interleukin-1 inhibitor for the control of pain and inflammation associated with osteoarthritis in dogs. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of Kindred Biosciences, Inc. issued on August 20, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDRED BIOSCIENCES, INC.

Date: August 20, 2014	By: /s/ Richard Chin
Richard Chin, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Kindred Biosciences, Inc. issued on August 20, 2014.